As filed with the Securities and Exchange Commission on February 14, 2019
Registration No. 333-209011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Outlook Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	2836	38-3982704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Clarke Drive
Cranbury, New Jersey 08512
(609) 619-3990
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence A. Kenyon
President, Chief Executive Officer and Chief Financial Officer
Outlook Therapeutics, Inc.
7 Clarke Drive
Cranbury, New Jersey 08512
(609) 619-3990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Yvan-Claude J. Pierre
Marianne C. Sarrazin
Pia Kaur
Cooley LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 479-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (No. 333-209011) (the “Registration Statement”), as declared effective by the Securities and Exchange Commission (the “SEC”) on May 12, 2016, is being filed to (x) remove from registration the 2,916,667 shares of the Company’s common stock, $0.01 per share, underlying the Series B warrants, which expired May 18, 2018, (y) update certain disclosures in the Registration Statement and the prospectus contained therein to, among other things, include the information contained in the Company’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended September 30, 2018 that was filed with the SEC on December 18, 2018, and (z) to make certain other updates contained herein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the exercise of the Series A warrants registered under the Registration Statement. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2019
Up to 2,916,667 Shares of Common Stock
Issuable Upon Exercise of Outstanding
Series A Warrants

This prospectus relates to an aggregate of 2,916,667 shares of common stock, par value $0.01 per share, of Outlook Therapeutics, Inc., which as of the date of this prospectus, are issuable upon exercise of 2,916,667 Series A warrants, originally issued as part of the units in our initial public offering, or IPO, which closed on May 18, 2016.
As of the date of this prospectus, each Series A warrant entitles the holder to purchase one share of our common stock at an exercise price of  $1.50 per share, and expires February 18, 2022.
If the Series A warrants are exercised, we will receive the proceeds from such exercise. We will bear all costs associated with this registration.
On February 12, 2019 the last reported sale price of our common stock was $1.08 per share. Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.
No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference herein under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in any documents incorporated, or any that we may incorporate, by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated            , 2019.

We are responsible for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus, or that any information we have incorporated by reference is accurate other than as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock upon exercise of the Series A warrants.
Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Our name “Outlook Therapeutics,” the Outlook Therapeutics logo and other trademarks or service marks of Outlook Therapeutics, Inc. appearing in this prospectus are the property of Outlook Therapeutics, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
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Prospectus Summary
This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the section titled “Risk Factors” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus and under similar titles in documents that we incorporate by reference to this prospectus, before making an investment decision. Except as otherwise indicated or unless the context otherwise requires, references to “company,” “we,” “us,” “our” or “Outlook Therapeutics,” refer to Outlook Therapeutics, Inc. and its consolidated subsidiaries.
Overview
We are a late clinical-stage biopharmaceutical company focused on developing and commercializing ONS-5010, a complex, technically challenging and commercially attractive monoclonal antibody, or mAb, for various ophthalmic indications. Our goal is to launch ONS-5010 as the first, and only, approved bevacizumab in the United States, Europe, Japan and other markets for the treatment of wet age related macular degeneration, or wet AMD, diabetic macular edema, or DME, and branch retinal vein occlusion, or BRVO.
ONS-5010 is an innovative mAb therapeutic product candidate currently enrolling patients in a clinical trial outside the United States designed to serve as the first of two adequate and well controlled studies evaluating ONS-5010 as a treatment for wet AMD. We plan to submit an investigational new drug, or IND, application with the U.S. Food and Drug Administration, or FDA, in the first quarter of calendar 2019. The U.S. portion of the second study is also expected to begin at that time. Our ONS-5010 wet AMD clinical program was reviewed at a successful end of Phase 2 meeting with the FDA conducted in 2018. If the program is successful, it will support our plans to submit for regulatory approval in multiple markets in 2020, including the United States, Europe and Japan. Because there are no approved bevacizumab products for the treatment of retinal diseases in such major markets, we are developing ONS-5010 as an innovative therapy and not using the biosimilar drug development pathway. If approved, we believe ONS-5010 has potential to mitigate risks associated with off-label compounding of Avastin or other drugs. Off-label compounding of Avastin is currently estimated to account for approximately 50% of all wet AMD prescriptions in the United States.
Separately, we have advanced two biosimilar product candidates through Phase 1 clinical trials and into preparations for Phase 3 clinical trials: ONS-3010, a biosimilar to adalimumab (Humira), and ONS-1045, a biosimilar to bevacizumab (Avastin). We only plan to further advance ONS-3010 and ONS-1045 in major markets, including the United States, upon entering into a license or co-development agreement with a partner in the major markets. The emerging markets rights to these product candidates have been licensed to third parties for development in those markets. At this time, ONS-5010 is our only product candidate in active development.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we may remain an emerging company for up to five years from the closing of our IPO. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Our Corporate Information
We initially incorporated in January 2010 in New Jersey as Oncobiologics, Inc., and in October 2015, we reincorporated in Delaware by merging with and into a Delaware corporation. In November 2018, we changed our name to Outlook Therapeutics, Inc. Our headquarters are located at 7 Clarke Drive, Cranbury, New Jersey, 08512, and our telephone number at that location is (609) 619-3990. Our website address is www.outlooktherapeutics.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus.

THE OFFERING
Description of warrants
Each Series A warrant entitles the holder to purchase one share of our common stock at an initial exercise price of  $1.50, subject to adjustment, and expires at 5:00 p.m., New York City time on February 18, 2022.
Common stock outstanding
88,008,453 shares, assuming the 2,916,667 Series A warrants issued in our IPO are exercised in full.
Use of proceeds
The gross proceeds if all the holders of the Series A warrants issued in our IPO exercise their warrants will be approximately $4.4 million; however, we are unable to predict the timing or amount of potential warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds will be used for general corporate purposes. It is possible that some, or all, of the Series A warrants may expire and never be exercised.
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our common stock.
Nasdaq Capital Market symbols
Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.

The number of shares of common stock outstanding is based on 85,091,786 shares of common stock outstanding as of December 31, 2018, and excludes the following:
•
416,666 shares of common stock underlying 416,666 Series A warrants issued in a private placement concurrent with our IPO.

•
129,095 shares of common stock issuable upon the exercise of performance-based stock unit awards, or PSUs, outstanding as of such date whose terms provide for settlement in shares of common stock or cash at our discretion, with a weighted-average exercise price of  $6.25;

•
59,663 shares issuable upon vesting of restricted stock unit awards, or RSUs, granted under our 2015 Equity Incentive Plan, or the 2015 Plan, outstanding as of such date;

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3,089,977 shares issuable upon exercise of stock options granted under the 2015 Plan outstanding as of such date;

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3,926,136 shares of common stock reserved for future issuance under the 2015 Plan as of such date, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan;

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545,162 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, or the ESPP, as of such date as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

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41,954,792 shares of our common stock issuable upon the exercise of warrants outstanding as of such date;

•
9,303,958 shares of our common stock issuable upon the conversion of outstanding senior secured notes having an aggregate principal amount of  $10,395,000 as of such date; and

•
9,329,248 shares of our common stock issuable upon conversion of the 61,708 outstanding shares of our Series A-1 Convertible Preferred Stock as of such date.

Unless otherwise indicated, this prospectus does not assume the exercise of the 416,666 Series A warrants issued in the concurrent private placement, as the shares of our common stock underlying such Series A warrants are not being offered pursuant to this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended September 30, 2018 filed with the SEC on December 18, 2018 as incorporated by reference in this prospectus, and as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus and the documented incorporated by reference, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” contained in our annual report on Form 10-K for the year ended September 30, 2018 filed with the SEC on December 18, 2018 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, regarding, among other things:
•
the timing and the success of the design of the clinical trials and planned clinical trials of our lead product candidate, ONS-5010;

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whether the results of our clinical trials will be sufficient to support domestic or global regulatory approvals;

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our ability to obtain and maintain regulatory approval for ONS-5010 in the United States and other markets if we successfully complete clinical trials;

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our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved, for commercial use;

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our ability to fund our working capital requirements;

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the rate and degree of market acceptance of our current and future product candidates;

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the implementation of our business model and strategic plans for our business and product candidates;

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developments or disputes concerning our intellectual property or other proprietary rights;

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our ability to maintain and establish collaborations or obtain additional funding;

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our expectations regarding government and third-party payor coverage and reimbursement;

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our ability to compete in the markets we serve; and

•
the factors that may impact our financial results.

These risks are not exhaustive. Other sections of this prospectus or the documents incorporated by reference may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.
You should carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
The gross proceeds if all the Series A warrant holders, as of the date of this prospectus, exercise their warrants will be approximately $4.4 million (or $5.0 million including the 416,666 Series A warrants issued in the concurrent private placement); however, we are unable to predict the timing or amount of potential warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds will be used for general corporate purposes. It is possible that some, or all, of the Series A warrants may expire and never be exercised.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Our outstanding senior secured notes restrict our ability to pay dividends. The terms of our Series A-1 Convertible Preferred Stock may also act to limit our ability to pay dividends as we may not declare or pay any dividends on our common stock unless we also concurrently declare and set aside for payment or distribution, as applicable, participating dividends for our Series A-1 Convertible Preferred Stock.
MARKET information FOR OUR Securities
Market Information
Our units, which comprised one share of our common stock, one-half of a Series A warrant and one-half of a Series B warrant began trading under the symbol “ONSIU” on The Nasdaq Global Market on May 13, 2016 in connection with our IPO. Following separation of the units, on June 13, 2016, our shares of common stock and the Series A warrants and Series B warrants began trading under the symbols “ONS,” “ONSIW” and “ONSIZ,” respectively, and our units were delisted. On February 13, 2018, the listing of our common stock and the Series A Warrants was transferred to The Nasdaq Capital Market. On May 18, 2018, the Series B warrants expired and were delisted. Following our name change to “Outlook Therapeutics, Inc.,” effective December 4, 2018, our common stock and the Series A warrants began trading under the symbols “OTLK” and “OTLKW,” respectively. Prior to our May 2016 IPO, there was no public market for our securities.
On February 12, 2019, the closing sale price of our common stock was $1.08, and as of such date, the last reported sale price of our Series A warrants was $0.44.
Common Stockholders
As of February 12, 2019, there were approximately 124 stockholders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information relating to the beneficial ownership of our common stock as of December 31, 2018, by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

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each of our directors;

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each of our named executive officers; and

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all of our directors and executive officers as a group.

Beneficial ownership determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Applicable percentage ownership and total voting power are based on 85,091,786 shares of common stock and 61,708 shares of voting Series A-1 convertible preferred stock outstanding as of December 31, 2018. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting, exercise or conversion of outstanding equity awards or preferred stock that are exercisable, subject to vesting or convertible within 60 days after December 31, 2018 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
As otherwise noted below, the address for persons listed in the table is c/o Outlook Therapeutics, Inc., 7 Clarke Drive, Cranbury, New Jersey 08512.
	Common Stock		Series A-1 Convertible Preferred Stock		% of Total Voting Power
Name of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
Five Percent Stockholders (other than directors and officers):
BioLexis Pte. Ltd.(1)	103,785,323	78.8%	61,708	100.0%	70.5%
Named Executive Officers and Directors:
Lawrence A. Kenyon, Director, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Secretary	57,213	*	—	—	†
Kenneth M. Bahrt, Chief Medical Officer(2)	33,627	*	—	—	†
Steven J. McAndrews, Ph.D., former Senior Vice President Business Strategy & Development	50,899	*	—	—	†
Ralph H. “Randy” Thurman, Executive Chairman(3)	576,522	*	—	—	†
Yezan Haddadin, Director	—	—	—	—	—
Kurt J. Hilzinger, Director(4)	291,067	*	—	—	†
Pankaj Mohan, Ph.D., Director(5)	7,789,824	9.1%	—	—	8.1%
Faisal G. Sukhtian, Director	—	—	—	—	—
Joe Thomas, Director	—	—	—	—	—
Joerg Windisch, Ph.D., Director(6)	130,465				†
All current executive officers and directors as a group (11 persons)(7)	8,878,718	10.3%	—	—	8.3%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

†
Represents voting power of less than one percent (1%) of the outstanding common stock.

(1)
Includes (a) 9,329,248 shares of common stock issuable upon conversion of 61,708 shares of Series A-1 Convertible Preferred Stock and (b) 37,262,820 shares of common stock issuable upon exercise of warrants. The Series A-1 Convertible Preferred Stock (which votes on an as-converted basis) and warrants are held directly by BioLexis Pte. Ltd. (formerly known as GMS Tenshi Private Limited Holdings Pte. Limited), or BioLexis. Tenshi Life Sciences Private Limited, or Tenshi, a private investment vehicle controlled by Arun Kumar Pillai, or Kumar, and GMS Pharma (Singapore) Pte. Limited, or GMS Pharma, a private investment company and wholly-owned subsidiary of GMS Holdings, a private investment company, or GMS Holdings, are the 50:50 beneficial owners of BioLexis, in which each of Tenshi and GMS Pharma owns 50% of the outstanding voting shares. Kumar, a natural person, is the holder of a controlling interest in Tenshi. Ghiath M. Sukhtian, or Sukhtian, a natural person, is the holder of a controlling interest in GMS Holdings, which is the holder of a controlling interest in GMS Pharma. The principal office address of Kumar is #30, “Galaxy”, 1st Main, J.P. Nagar, 3rd Phase, Bangalore, India 560078. The principal office address of Sukhtian is Zahran Street, 7th Circle Zahran Plaza Building, 4th Floor P.O. Box 142904, Amman, Jordan 11844.

(2)
Includes warrants to acquire 1,000 shares held by Dr. Bahrt.

(3)
Represents vested options held by Mr. Thurman.

(4)
Includes 218,851 vested options held directly by Mr. Hilzinger.

(5)
Includes (a) 39,405 shares held directly by Dr. Mohan’s child, (b) 492,753 shares held directly by Dr. Mohan’s spouse, (c) 86,956 shares held in a family trust for which Dr. Mohan’s spouse serves as trustee, and (d) 114,157 vested options held by Dr. Mohan.

(6)
Represents vested options held by Dr. Windisch.

(7)
Includes (a) warrants to acquire 1,000 shares held by Dr. Bahrt and (b) 1,039,995 vested options held by our executive officers and directors as a group.

DESCRIPTION OF SECURITIES
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our investors’ rights agreements and relevant provisions of Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, each as amended, and registration rights agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Common Stock
As of December 31, 2018, there were 85,091,786 shares of common stock outstanding.
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Dividends
Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. Our outstanding senior secured notes first issued beginning December 2016 restrict our ability to pay dividends.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. In June 2018, our Board designated 200,000 shares as “Series A-1 Convertible Preferred Stock”. As of December 31, 2018, there were 61,708 shares of our Series A-1 Convertible Preferred Stock issued and outstanding.

Series A-1 Convertible Preferred Stock
As of December 31, 2018, 200,000 shares of Series A-1 Convertible Preferred Stock have been authorized for issuance, 61,708 of which were issued and outstanding. The shares of Series A-1 Convertible Preferred Stock have a stated value of  $100.00 per share and the 61,708 outstanding shares are currently convertible into approximately 9,329,248 shares of our common stock.
Dividends
The Series A-1 Convertible Preferred Stock accrue dividends at a rate of 10% per annum, compounded quarterly, payable quarterly at our option in cash or in kind in additional shares of Series A-1 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock are also entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of our common stock or other securities. The initial conversion rate is subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification or other recapitalization affecting our common stock.
Voting
The holders of the Series A-1 Convertible Preferred Stock have the right to vote on matters submitted to a vote of our stockholders on an as-converted basis. In addition, without the prior written consent of a majority of the outstanding shares of Series A-1 Convertible Preferred Stock, we may not take certain actions.
The terms of the Series A-1 Convertible Preferred Stock distinguish between certain liquidation events (such as a voluntary or involuntary liquidation, dissolution or winding up of our company) and “deemed” liquidation events (such as a sale of all or substantially all of our assets, various merger and reorganization transactions, being delisted from the Nasdaq and the occurrence of an event of default under the terms of the senior secured notes), in each case as defined in the Certificate of Designation. In the event of a liquidation (as defined in the Certificate of Designation) the liquidation preference payable equals the sum of   (A) 550% of the stated value per share plus (B) (x) 550% of any accrued but unpaid preferred dividends (as defined in the Certificate of Designation) plus (y) any unpaid participating dividends (as defined in the Certificate of Designation). In the case of a deemed liquidation event (as defined in the Certificate of Designation), the multiplier is increased to 600%.
Conversion
The Series A-1 Convertible Preferred Stock is convertible at any time at the option of the holder based on the then applicable conversion rate. If conversion is in connection with a liquidation (as defined in the Certificate of Designation), the holder is entitled to receive 550% of the number of shares of common stock issuable based upon the then applicable conversion rate. In the event of a deemed liquidation event (as defined in the Certificate of Designation), the multiplier is increased to 600%.
Redemption
Additionally, the holder may require the Company to redeem the Series A-1 Convertible Preferred Stock in the event of deemed liquidation event for the sum of   (A) 600% of the stated value per share plus (B) an amount equal to (x) 600% of any accrued, but unpaid, preferred dividends plus (y) any unpaid participating dividends, although such redemption may not be made without the consent of the senior secured noteholders if such notes are outstanding at the time of any such redemption.
Common Stock Equivalents
As of December 31, 2018, we had issued and outstanding 129,095 PSUs, 59,663 RSUs and 3,089,977 stock option awards under our equity incentive plans. At such date, we also had outstanding warrants to acquire an aggregate of 45,288,125 shares of our common stock, which includes the shares underlying the Series A warrants registered hereby. In addition, as of December 31, 2018, we had 61,708 shares of our Series A-1 Convertible Preferred Stock issued and outstanding. We also had outstanding an aggregate $10,395,000 principal amount of senior secured notes, which are convertible into shares of our common stock at an initial conversion price of  $1.11924 per share.

Stockholder Registration Rights
Certain holders of our securities, including certain holders of 5% of our capital stock, certain of our directors, and the holder of the Series A-1 Convertible Preferred Stock are entitled to certain rights with respect to registration of such securities under the Securities Act. These securities are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of registration rights agreements.
In general, the registration of shares of our common stock pursuant to the exercise of registration rights enables the holders to trade such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We generally have agreed to pay the registration expenses for such registration statements, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. We must use commercially reasonable efforts to keep the registration statement effective until the earlier of the date on which all registrable securities covered by such registration statement have been sold, or at such time that the holders of the registrable securities can sell their shares under Rule 144 of the Securities Act during any three-month period.
Anti-Takeover Provisions of Delaware Law and Our Charter Documents
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder;

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation; and

•
in general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as Amended
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws, as amended:
•
permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•
provide that the authorized number of directors may be changed only by resolution of our board of directors;

•
provide that our board of directors is classified into three classes of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions requires approval by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our amended and restated bylaws, as amended; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.
Listing
Our common stock and Series A warrants are listed on The Nasdaq Capital Market under the symbols “OTLK” and “OTLKW,” respectively.
Transfer Agent, Registrar and Warrant Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock offered hereby upon exercise of the Series A warrants we issued in connection with our IPO. As of the date of this prospectus, there are an aggregate of 3,333,333 Series A warrants outstanding that are exercisable for up to 3,333,333 shares of our common stock. No more of the Series A warrants will be issued. This registration statement covers the issuance of common stock underlying 2,916,667 Series A warrants issued as part of the units in our IPO. An additional 416,666 Series A warrants were issued in a concurrent private placement. The common stock underlying the Series A warrants issued in the concurrent private placement is not being offered pursuant to this prospectus.
We will not issue fractional shares upon exercise of the Series A warrants. Each of the Series A warrants contain instructions for exercise. In order to exercise any of the Series A warrants, the holder must deliver to us or our transfer agent the information required in the warrants, along with payment for the exercise price of the shares to be purchased. We will then deliver shares of our common stock in the manner described in the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part.
LEGAL MATTERS
The validity of the securities stock being offered hereby has been passed upon for us by Cooley LLP.
EXPERTS
The consolidated financial statements of Outlook Therapeutics, Inc. as of September 30, 2018 and 2017 and for the years then ended have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2018 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations since inception and has an accumulated deficit at September 30, 2018 of  $216.3 million, $13.5 million of senior secured notes that may become due in fiscal 2019 and $4.6 million of unsecured indebtedness, $1.0 million of which is due on demand, and $3.6 million of which matures December 22, 2018, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Outlook Therapeutics. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.outlooktherapeutics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37759):
•
our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 18, 2018;

•
our Quarterly Report on Form 10-Q, filed with the SEC on February 14, 2019;

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our Current Reports on Form 8-K, filed with the SEC on October 26, 2018, October 30, 2018, November 9, 2018, December 6, 2018, December 18, 2018 and January 22, 2019; and

•
the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 29, 2016, as amended on May 11, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference all future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus, and such filings will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Outlook Therapeutics, Inc., Attention: Corporate Secretary, 7 Clarke Drive, Cranbury, New Jersey 08512. Our phone number is (609) 619-3990. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at www.outlooktherapeutics.com.

Up to 2,916,667 Shares of Common Stock
Issuable Upon Exercise of
Outstanding Series A Warrants
PROSPECTUS
           , 2019

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholder will not bear any portion of such expenses. All the amounts shown are estimates.
Amount
Accounting fees and expenses	12,500
Legal fees and expenses	25,000
Printing and miscellaneous fees and expenses	20,000
Total	$57,500
Item 14. Indemnification of Directors and Officers
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each as amended, which limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws, as amended, provide that:
•
we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•
the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and bylaws, each as amended, which are filed as Exhibits 3.1 and 3.3, provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’

liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
Item 15. Recent Sales of Unregistered Securities.
The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act of 1933, as amended (the “Securities Act”).
The following list sets forth information as to all securities we have sold since the preceding three years up to the date of this document, which were not registered under the Securities Act.
(1)
From January 2016 through May 2016, we granted 30,421 RSUs under our 2015 Equity Incentive Plan.

(2)
In May 2016, we issued certain of the accredited investors party to that certain investors’ rights agreement dated March 10, 2014, as amended, three-year warrants to purchase an aggregate of 1,520,268 shares of our common stock at $0.01 per share. We have issued an aggregate of 710,297 shares upon exercise of such warrants for aggregate gross proceeds of  $3,355.

(3)
In May 2016, concurrent with the closing of our IPO, we sold to an accredited investor in a concurrent private placement 833,332 shares of our common stock, 416,666 of our Series A warrants and 416,666 of our Series B warrants, for an aggregate purchase price of approximately $5.0 million. The underwriters of our IPO served as placement agents for the private placement and received a placement agent fee of approximately $350,000.

(4)
In December 2016, we entered into a Note and Warrant Purchase Agreement, which we amended in April 2017 with the accredited investors named therein providing for the issuance and sale of up to $15.0 million of senior secured promissory notes, which bear interest at a rate of 5% per year and initially mature December 22, 2017, and warrants to acquire up to an aggregate 3,965,000 shares of our common stock at an initial exercise price of   $3.00 per share, which initially had a five-year term. In October 2017, we exchanged $1.5 million of these notes for 1.5 million shares of our Series B Convertible Preferred Stock. All Series B Convertible Preferred Stock subsequently converted into shares of our common stock in accordance with their terms and are no longer outstanding. We have subsequently amended the terms of the senior secured notes and warrants issued in connection therewith, most recently in November 2018, extending the maturity of the notes date up to December 2019, and providing for conversion into shares of our common stock at $1.11924 per share, and reducing the exercise price of the warrants to $1.50 per share and extending expiration date by three years.

(5)
In March 2017, we entered into a Purchase Agreement with the accredited investor named therein providing for the issuance and sale of up to $15.4 million of shares of our common stock, and up to an additional 226,411 shares of common stock as a commitment fee. In April and May 2017, the accredited purchaser purchased an additional 300,000 shares of common stock for total proceeds of  $659,790.

(6)
In September 2017, we entered into a Purchase Agreement with the accredited investor named therein providing for, between September and October 2017, the issuance and sale of an aggregate of 250,000 shares of our Series A Convertible Preferred Stock and warrants to acquire 16,750,000 shares of our common stock at an exercise price of   $0.90 per share, which have an eight year term, for an aggregate purchase price of   $25.0 million. All shares of Series A Convertible Preferred Stock have converted into shares of our common stock and/or been exchanged for Series A-1 Convertible Preferred Stock. Prior to conversion and/or exchange, we issued an additional aggregate 11,045 shares of Series A Convertible Preferred Stock as quarterly dividends thereon in accordance with its terms.

(7)
In May 2018, we entered into a Purchase Agreement with the accredited investor named therein, providing for, between May and June 2018, the issuance and sale of an aggregate of 12,754,766 shares of common stock and common stock warrants to purchase 20,512,820 shares of common stock at an exercise price of  $0.975 per share, which have an eight year term, for an aggregate purchase price of approximately $15.0 million.

(8)
In July 2018, we exchanged all 58,735 outstanding shares of our Series A Convertible Preferred Stock for 58,735 shares of newly-created Series A-1 Convertible Preferred Stock, which Series A-1 Convertible Preferred Stock earns 10% quarterly dividends. Accordingly, we issued 1,468 additional shares on September 30, 2018, and 1,505 additional shares on December 31, 2018, in each case, as dividends thereon

(9)
In November 2018, we entered into a Purchase Agreement with the accredited investor named therein, providing for issuance and sale of an aggregate of 21,443,122 shares of our common stock at $0.9327 per share, for aggregate gross proceeds of $20.0 million.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (2)-(9) by virtue of Section 3(a)(9), 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (i) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (ii) appropriate legends were affixed to the stock certificates issued in such transactions.
We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (1) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits
Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on May 19, 2016).
3.2	Certificate of Designation of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on July 19, 2018).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on December 6, 2018).
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the SEC on May 19, 2016).
3.5	Amendment to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on November 29, 2016).
5.1	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) file with the SEC on May 11, 2016).
10.1	2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).

Exhibit No.	Description
10.2	Form of Amended and Restated Performance Stock Unit Agreement for 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on April 27, 2016).
10.3	2015 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 8-K filed with the SEC on September 24, 2018).
10.4	Forms of agreements and award grant notices for 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.5	2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on February 12, 2016).
10.6	Form of Indemnity Agreement, by and between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.12 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.7	Employment Agreement between the Registrant and Pankaj Mohan, Ph.D. dated February 22, 2016 (incorporated by reference to Exhibit 10.25 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on April 27, 2016).
10.8	Separation Agreement and Release by and between the Registrant and Pankaj Mohan, Ph.D., dated July 2, 2018 (incorporated by reference to Exhibit 10.5 to the Registrant’s quarterly report on Form 10-Q filed with the SEC on August 14, 2018).
10.9	Consulting Agreement and Release by and between the Registrant and Pankaj Mohan, Ph.D., dated July 2, 2018 (incorporated by reference to Exhibit 10.6 to the Registrant’s quarterly report on Form 10-Q filed with the SEC on August 14, 2018).
10.10	Executive Employment Agreement between the Registrant and Lawrence A. Kenyon, dated October 22, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on October 26, 2018).
10.11	Employment Agreement between the Registrant and Kenneth Bahrt, M.D., dated February 22, 2016 (incorporated by reference to Exhibit 10.26 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on April 27, 2016).
10.12	Separation Agreement and Release by and between the Registrant and Stephen J. McAndrew, Ph.D., effective as of November 26, 2018 (incorporated by reference to Exhibit 10.12 to the Registrant’s annual report on Form 10-K filed with the SEC on December 18, 2018).
10.13†	Research License Agreement by and between the Registrant and Selexis SA, effective as of October 3, 2011, as amended by Amendment No. 1 dated as of October 9, 2014 (incorporated by reference to Exhibit 10.13 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on February 26, 2016).
10.14†	ONS-3010 Commercial License Agreement by and between the Registrant and Selexis SA effective as of April 11, 2013, as amended effective as of May 21, 2014 (incorporated by reference to Exhibit 10.14 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.15†	ONS-1045 Commercial License Agreement by and between the Registrant and Selexis SA effective as of April 11, 2013, as amended effective as of May 21, 2014 (incorporated by reference to Exhibit 10.15 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.16†	ONS-1050 Commercial License Agreement by and between the Registrant and Selexis SA effective as of April 11, 2013, as amended effective as of May 21, 2014 (incorporated by reference to Exhibit 10.16 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).

Exhibit No.	Description
10.17	Joint Participation Agreement by and between the Registrant and Zhejiang Huahai Pharmaceutical Co., Ltd., effective as of May 6, 2013, as amended by that Amendment No. 1 and Mutual Termination Agreement re: Joint Participation Agreement, dated December 23, 2014 (incorporated by reference to Exhibit 10.17 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.18*	Strategic Partnership Agreement by and between the Registrant and MTTR, LLC, effective as of February 15, 2018, as amended by the Letter Addendum dated March 2, 2018 (incorporated by reference to Exhibit 10.18 to the Registrant’s annual report on Form 10-K filed with the SEC on December 18, 2018).
10.19	Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of March 18, 2011 (incorporated by reference to Exhibit 10.18 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.20	First Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of December 2013 (incorporated by reference to Exhibit 10.19 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.21	Second Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of July 18, 2014 (incorporated by reference to Exhibit 10.20 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.22	Third Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of January 16, 2015 (incorporated by reference to Exhibit 10.21 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.23	Fourth Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of February 9, 2015 (incorporated by reference to Exhibit 10.22 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.24	Fifth Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of September 26, 2015 (incorporated by reference to Exhibit 10.23 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on January 15, 2016).
10.25	Sixth Amendment to Lease Agreement by and between the Registrant and Cedar Brook 7 Corporate Center, LP, dated as of February 1, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on February 7, 2018).
10.26	Lease Termination Agreement by and between the Registrant and Cedar Brook East Corporate Center, LP, dated as of August 28, 2018 (incorporated by reference to Exhibit 10.26 to the Registrant’s annual report on Form 10-K filed with the SEC on December 18, 2018).
10.27	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.30 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on May 11, 2016).
10.28	Securities Purchase Agreement between the Registrant and Sabby Healthcare Master Fund Ltd., dated May 11, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on May 19, 2016).
10.29	Warrant Agreement by and between the Registrant and American Stock Transfer & Trust Company LLC, as Warrant Agent dated May 18, 2016 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on June 27, 2016).

Exhibit No.	Description
10.30	Amendment to the Warrant Agreement dated May 18, 2016 by the Registrant and American Stock Transfer & Trust Company LLC, as Warrant Agent, dated February 6, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on February 6, 2017).
10.31	Amendment #2 to the Warrant Agreement dated May 18, 2016 by and between the Registrant and American Stock Transfer & Trust Company LLC, as Warrant Agent, dated February 9, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on February 9, 2018).
10.32	Amendment #3 to the Warrant Agreement dated May 18, 2016 by and between the Registrant and American Stock Transfer & Trust Company LLC, as Warrant Agent, dated January 22, 2019 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on January 22, 2019).
10.33	Form of Series A warrant certificate (included in Exhibit A to Exhibit 10.29).
10.34	Note and Warrant Purchase Agreement by and between the Registrant and the Purchasers named therein dated December 22, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on December 23, 2016).
10.35	First Amendment to Note and Warrant Purchase Agreement by and the Registrant and the Noteholders named therein, dated April 13, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on April 17, 2017).
10.36	Note, Warrant and Registration Rights Amendment and Waiver, dated September 7, 2017 (incorporated by reference to Exhibit 10.9 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017).
10.37	Second Note and Warrant Amendment and Waiver, dated November 5, 2018 (incorporated by reference to Exhibit 10.3 to the Registrant’s current report on Form 8-K filed with the SEC on November 9, 2018).
10.38	Form of Senior Secured Promissory Note (included as Exhibit A to the Note and Warrant Purchase Agreement filed as Exhibit 10.34).
10.39	Form of Warrant (included as Exhibit B to the Note and Warrant Purchase Agreement filed as Exhibit 10.34).
10.40	Security Agreement by and between the Registrant and the Secured Parties named therein dated December 22, 2016 (incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K filed with the SEC on December 23, 2016).
10.41	Intellectual Property Security Agreement by and between the Registrant and the Secured Parties named therein dated December 22, 2016 (incorporated by reference to Exhibit 10.5 to the Registrant’s current report on Form 8-K filed with the SEC on December 23, 2016).
10.42	Registration Rights Agreement by and among the Registrant and the Investors named therein, dated February 3, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on February 3, 2017).
10.43	Purchase and Exchange Agreement by and between the Registrant and the Noteholders named therein, dated September 7, 2017 (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017).
10.44	Purchase Agreement by and between the Registrant. and Lincoln Park Capital Fund, LLC, dated March 8, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on March 9, 2017).
10.45	Registration Rights Agreement by and between the Registrant and Lincoln Park Capital Fund, LLC, dated March 8, 2017 (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on March 9, 2017).
10.46	Purchase Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated September 7, 2017 (incorporated by reference to

Exhibit No.	Description
Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017).
10.47	Form of Warrant to Purchase Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017).
10.48	Investor Rights Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated September 11, 2017 (incorporated by reference to Exhibit 10.3 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017).
10.49	Amendment to Investor Rights Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated May 11, 2018 (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on May 15, 2018).
10.50	Second Amendment to Investor Rights Agreement by and between the Registrant, and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated July 18, 2018 (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on July 19, 2018).
10.51	Third Amendment to Investor Rights Agreement by and between the Registrant and BioLexis Pte. Ltd., dated November 5, 2018 (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on November 9, 2018).
10.52	Purchase Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated May 11, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on May 15, 2018).
10.53	Form of Warrant to Purchase Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the SEC on May 15, 2018).
10.54	Term Sheet, Convertible Preferred Equity Investment in the Registrant by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated June 20, 2018 (incorporated by reference to Exhibit 10.4 to the Registrant’s quarterly report on Form 10-Q filed with the SEC on August 14, 2018).
10.55	Exchange Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated July 18, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on July 19, 2018).
10.56	Purchase Agreement by and between the Registrant and BioLexis Pte. Ltd. (formerly GMS Tenshi Holdings Pte. Limited), dated November 5, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on November 9, 2018).
23.1+	Consent of independent registered public accounting firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1+	Power of Attorney (included on signature page to this registration statement).

+
Filed herewith.

†
Confidential treatment has been granted for certain information contained in this document pursuant to an order of the SEC. Such information (indicated by asterisks) has been omitted and been filed separately with the SEC.

*
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

(b) Financial statement schedules
All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.
Item 17. Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cranbury, State of New Jersey, on February 14, 2019.
Outlook Therapeutics, Inc.
By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon President, Chief Executive Officer and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence A. Kenyon and Ralph H. Thurman, and each of them, individually, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his name and behalf in his capacity as officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signatures	Title	Date
/s/ Ralph H. Thurman Ralph H. Thurman	Executive Chairman	February 14, 2019
/s/ Lawrence A. Kenyon Lawrence A. Kenyon	President and Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer)	February 14, 2019
/s/ Yezan Haddadin Yezan Haddadin	Director	February 14, 2019
/s/ Kurt J. Hilzinger Kurt J. Hilzinger	Director	February 14, 2019
/s/ Pankaj Mohan, Ph.D. Pankaj Mohan, Ph.D.	Director	February 14, 2019
/s/ Faisal G. Sukhtian Faisal G. Sukhtian	Director	February 14, 2019
/s/ Joe Thomas Joe Thomas	Director	February 14, 2019
/s/ Joerg Windisch, Ph.D. Joerg Windisch, Ph.D.	Director	February 14, 2019